Exhibit 99.1

PRESS RELEASE

CMGI REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL 2007

Company Reports Strong Improvement in Operating Results and Net Income

Waltham, Mass. February 26, 2007 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its second quarter of fiscal year 2007, ended January 31, 2007.

Financial Summary

•	Net revenue increased 1.9% from prior year to $324.8 million

•	Gross margins improved to 12.5% compared with 9.5% in the prior year period

•	Operating income improved to $11.3 million or 3.5% of revenue from an operating loss of $1.7 million in the prior year

•	Non-GAAP operating income more than doubled, to $19.5 million from $8.8 million in the second quarter of the prior year

•	Net income increased to $35.9 million compared to a net loss of $6.3 million in the same period last year

•	Cash, cash equivalents and marketable securities at January 31, 2007 increased to $275.0 million from $163.0 million at January 31, 2006

Second Quarter Consolidated Financial Results

CMGI reported net revenue of $324.8 million for the second quarter of fiscal 2007, compared to net revenue of $318.8 million for the same period one year ago, a $6.0 million or 1.9% increase.

Operating income was $11.3 million for the second quarter of fiscal 2007 compared to an operating loss of $1.7 million in the prior period, an improvement of $13.0 million year over year. The operating income improvement was primarily driven by an increase in gross margins from 9.5% to 12.5% year over year and lower restructuring costs. Contributing factors to the gross margin improvement included strong volumes in Asia from certain higher margin programs, improved work mix in the Americas and new business wins and productivity gains in Europe. Compared to the Company’s third and fourth fiscal quarters, gross margin percentage is typically strongest in the second quarter due to seasonality-based demand for certain of the Company’s clients’ products. In addition, the Company recorded $2.9 million of lower restructuring costs as compared to the prior year.

During the quarter, CMGI also continued to invest in its strategic initiatives which are focused on penetrating new target vertical markets including Communications, Storage and Consumer Electronics, expanding service offerings, deploying a new Enterprise Resource Planning (ERP) technology platform and implementing a shared services model, which includes consolidating IT and finance infrastructures. These investments totaled approximately $3.1 million during the quarter, of which approximately $2.1 million was recorded as an operating expense in the period, with the remainder capitalized on the balance sheet.

“We have been making meaningful progress across our business and are beginning to see improved results from our efforts,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “Our increase in revenue was achieved despite a $20.9 million decline in revenue related to a previously announced program change for a single client.”

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $19.5 million for the second quarter of fiscal 2007 versus non-GAAP operating income of $8.8 million for the same period in fiscal 2006, a $10.7 million or 122% improvement. The increase in non-GAAP operating income primarily reflects the operating income improvements noted above.

For the second quarter, CMGI reported net income of $35.9 million or $0.07 diluted earnings per share, compared to a net loss of $6.3 million or $0.02 diluted loss per share for the same period in the prior fiscal year. Net income primarily reflects the improved operating income performance as well as a gain of $28.7 million from the acquisition by EMC Corporation of Avamar Technologies, a company in which @Ventures held an investment. “Our @Ventures business continues to provide significant liquidity and new investment opportunities,” said Lawler.

As of January 31, 2007, CMGI had working capital of approximately $319.4 million compared with $259.7 million at January 31, 2006. Included in working capital as of January 31, 2007 were cash, cash equivalents and marketable securities totaling $275.0 million compared to $163.0 million at January 31, 2006.

“Looking forward, in our supply chain business we believe that executing on our strategy of pursuing higher margin services in our target vertical markets, introducing new solutions and investing in operational improvements will help us achieve long term growth,” added Lawler. “I expect that we will see some changes in our client base and work mix, with work from our target markets supplementing or replacing work from our more established markets of computing and software.”

The Company was recently informed that a business unit of Hewlett Packard intends to migrate away from ModusLink Corporation a program which accounts for approximately $100.0 million of annual revenue. The operating income associated with this program is estimated at less than $3.0 million per year. The Company expects volumes associated with this program to decline late in the third quarter and does not expect the loss of this program to have a significant impact on results for this year.

“While this program represents a sizable amount of revenue, its working capital requirements are high and its gross margins and operating margins are well below those of our financial goals,” said Lawler. “We believe exiting this program will contribute to the achievement of our long-term financial goals.”

Outlook

The Company currently expects revenues of approximately $1.10 billion in fiscal 2007. With respect to gross margin percentage, while the Company does not expect second half gross margin levels to approximate the levels achieved in the second quarter, the Company does expect full year gross margin percentage to show improvement over the prior year.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2007 second quarter results at 5:00 PM Eastern Time on February 26, 2007. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenues and gross margins to be achieved in fiscal 2007, the further execution of ModusLink’s strategic business plan and impact of that plan, the expected impact of strategic initiatives and restructuring actions, our assessment of the expected impact of the loss of the program referenced in this release, our assessment of the supply chain management industry and the opportunities afforded ModusLink in that industry and the prospects for the Company’s @Ventures business. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial
David Riley
Interim Chief Financial Officer
781-663-5012
ir@cmgi.com

or

Media
Bob Joyce
Financial Dynamics
617-747-3620
bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2007	July 31, 2006	January 31, 2006
Assets:
Cash and cash equivalents	$159,049	$131,728	$159,701
Available-for-sale securities	1,000	2,554	3,274
Short-term investments	115,000	94,450	—
Trade accounts receivable, net	196,406	175,391	215,925
Inventories, net	85,453	77,887	92,163
Prepaid and other current assets	11,238	11,638	9,094
Current assets of discontinued operations	—	1,962	1,733

Total current assets	568,146	495,610	481,890

Property and equipment, net	50,915	46,020	42,942
Investments in affiliates	27,214	20,655	27,957
Goodwill	179,314	181,239	181,925
Intangible assets, net	14,128	16,540	18,952
Other assets	3,017	3,139	3,586
Non-current assets of discontinued operations	—	—	2,362

	$842,734	$763,203	$759,614

Liabilities:
Current portion of capital lease obligations	$444	$321	$305
Accounts payable	180,600	151,077	156,499
Current portion of accrued restructuring	6,047	5,368	8,767
Accrued income taxes	7,035	5,502	3,393
Accrued expenses	48,712	43,526	48,291
Other current liabilities	3,077	2,819	2,948
Current liabilities of discontinued operations	2,878	4,775	1,999

Total current liabilities	248,793	213,388	222,202

Revolving line of credit	24,786	24,786	35,786
Long-term portion of accrued restructuring	5,511	6,831	7,754
Long-term portion of capital leases obligations	527	548	675
Other long-term liabilities	13,775	15,629	17,423
Non-current liabilities of discontinued operations	2,856	4,106	98

	47,455	51,900	61,736
Stockholders’ equity	546,486	497,915	475,676

	$842,734	$763,203	$759,614

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2007	October 31, 2006	January 31, 2006	January 31, 2007	January 31, 2006
Net revenue	$324,752	$283,636	$318,849	$608,388	$622,258

Operating expenses:
Cost of revenue	284,219	253,593	288,445	537,812	560,882
Selling	3,320	3,765	5,293	7,085	10,681
General and administrative	22,356	20,206	20,276	42,562	41,393
Amortization of intangibles	1,206	1,206	1,206	2,412	2,412
Restructuring, net	2,382	(187)	5,326	2,195	6,303

Total operating expenses	313,483	278,583	320,546	592,066	621,671

Operating income (loss)	11,269	5,053	(1,697)	16,322	587

Other income (expenses):
Interest income	2,652	2,192	1,384	4,844	2,557
Interest expense	(637)	(604)	(722)	(1,241)	(1,274)
Other gains (losses), net	28,030	922	(1,119)	28,952	2,117
Equity in income (losses) of affiliates	398	736	5	1,134	(398)

Total other income (loss)	30,443	3,246	(452)	33,689	3,002

Income (loss) from continuing operations before taxes	41,712	8,299	(2,149)	50,011	3,589
Income tax expense (benefit)	5,727	(1,440)	758	4,287	1,701

Income (loss) from continuing operations	35,985	9,739	(2,907)	45,724	1,888

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(112)	588	(3,408)	476	(6,071)

Net Income (loss)	$35,873	$10,327	$(6,315)	$46,200	$(4,183)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.07	$0.02	$(0.01)	$0.09	$0.00

Income (loss) from discontinued operations	$(0.00)	$0.00	$(0.01)	$0.00	$(0.01)

Earnings (loss)	$0.07	$0.02	$(0.02)	$0.09	$(0.01)

Shares used in computing basic earnings (loss) per share	484,628	484,387	482,727	484,488	482,373

Shares used in computing diluted earnings (loss) per share	486,683	485,729	482,727	485,958	487,351

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2007	October 31, 2006	January 31, 2006	January 31, 2007	January 31, 2006
Net revenue:
Americas	$121,292	$106,165	$144,076	$227,457	$273,440
Asia	77,116	66,447	62,951	143,563	123,668
Europe	126,344	111,024	111,822	237,368	225,150

	$324,752	$283,636	$318,849	$608,388	$622,258

Operating income (loss):
Americas	$7,370	$5,446	$8,722	$12,816	$11,470
Asia	10,779	6,973	5,737	17,752	11,228
Europe	(1,913)	(3,427)	(12,117)	(5,340)	(14,040)

	16,236	8,992	2,342	25,228	8,658
Other	(4,967)	(3,939)	(4,039)	(8,906)	(8,071)

	$11,269	$5,053	$(1,697)	$16,322	$587

Non-GAAP operating income (loss):
Americas	$10,598	$6,770	$10,746	$17,368	$15,656
Asia	12,721	8,807	7,451	21,528	14,465
Europe	498	(2,081)	(6,675)	(1,583)	(6,642)

	23,817	13,496	11,522	37,313	23,479
Other	(4,286)	(3,251)	(2,715)	(7,537)	(5,687)

	$19,531	$10,245	$8,807	$29,776	$17,792

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$19,531	$10,245	$8,807	$29,776	$17,792

Adjustments:
Depreciation	(3,442)	(2,903)	(2,193)	(6,345)	(4,701)
Amortization of intangible assets	(1,206)	(1,206)	(1,206)	(2,412)	(2,412)
Stock-based compensation	(1,232)	(1,270)	(1,779)	(2,502)	(3,789)
Restructuring, net	(2,382)	187	(5,326)	(2,195)	(6,303)

GAAP Operating income (loss)	$11,269	$5,053	$(1,697)	$16,322	$587

Other income (loss), net	30,443	3,246	(452)	33,689	3,002
Income tax expense (benefit)	5,727	(1,440)	758	4,287	1,701
Income (loss) from discontinued operations	(112)	588	(3,408)	476	(6,071)

Net income (loss)	$35,873	$10,327	$(6,315)	$46,200	$(4,183)